Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125997 and 333-189911) of Sutron Corporation of our report dated March 31, 2015, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Sutron Corporation for the year ended December 31, 2014.

/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
March 31, 2015